                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement            [ ] Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) on Rule 14a-12


                             W. R. Grace & Co.
                             -----------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee   (Check appropriate box:)

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: N/A

(2)  Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)  Proposed maximum aggregate value of transaction: N/A

(5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                                                     Paul J. Norris
                                                     Chairman, President & Chief
[GRACE LOGO] Executive Officer
                                         W. R. Grace & Co.
                                                     7500 Grace Drive
                                                     Columbia, Maryland 21044
                                                     March 28, 2000

To Our Stockholders:

I am pleased to invite you to the Annual Meeting of Stockholders of W. R. Grace & Co. to be held on Wednesday, May 10, 2000 at 10:00 a.m. at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland.

During 1999 Grace recorded four consecutive quarters of earnings growth, reflecting the success of the productivity and growth initiatives implemented at the beginning of the year. At the meeting, I will report on the continuation of these initiatives, including our Six Sigma process improvement program, and discuss our plans to grow the Company in 2000.

Once again, we are offering you the opportunity to vote by telephone, as well as by proxy or in person. Details about the meeting and how to vote are contained in the accompanying Annual Notice of Meeting and Proxy Statement. I look forward to seeing you at the meeting.

                                              Sincerely,

                                    CONTENTS



Notice of Annual Meeting......................................................1
Election of Directors.........................................................2
   Board Committees and Meetings..............................................2
   Nominees ..................................................................3
   Directors Continuing in Office.............................................3
   Compensation...............................................................5
      Summary Compensation Table..............................................5
      Stock Options...........................................................7
      LTIP....................................................................8
      Pension Arrangements....................................................8
      Employment Agreements...................................................9
      Severance Agreements...................................................11
      Executive Salary Protection Plan.......................................12
      Directors' Compensation and Consulting Arrangements....................12
      Compensation Committee Interlocks and Insider Participation............13
      Performance Comparison.................................................13
      Report of the Compensation Committee on Executive Compensation.........13
   Relationships and Transactions with Management and Others.................17
      Commercial Transactions................................................17
      Legal Proceedings; Indemnification.....................................17
Security Ownership of Management and Others..................................17
   Management Security Ownership.............................................17
   Ownership and Transactions Reports........................................18
Selection of Independent Accountants.........................................18
Approval of 2000 Stock Incentive Plan .......................................19
   Stock Options.............................................................19
   Stock Awards..............................................................20
   Limitations...............................................................20
   Change in Control Provisions..............................................20
   Tax Treatment of Stock Incentives.........................................20
   Accounting Treatment of Stock Incentives..................................21
   General...................................................................21
Other Matters ...............................................................22
   Other Business............................................................22
   Proxy and Voting Procedures...............................................22
   Votes Required............................................................22
   Solicitation Procedures...................................................22
   Proposals for 2001 Annual Meeting.........................................23
   Directions to the 2000 Annual Meeting.....................................23
Exhibit A - 2000 Stock Incentive Plan.......................................A-1

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of W. R. Grace & Co. will be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland at 10:00 a.m. on Wednesday, May 10, 2000. At the Annual Meeting, stockholders will vote on the following matters:

     (1) The election of two directors for a term expiring in 2003;

     (2) The selection of PricewaterhouseCoopers LLP as independent accountants of the Company and its consolidated subsidiaries for 2000;

     (3) The approval of the Company's 2000 Stock Incentive Plan; and

     (4) Any other business that properly comes before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 13, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

                                                 Mark A. Shelnitz
                                                 Secretary

March 28, 2000

                                 PROXY STATEMENT

     The Annual Meeting of Stockholders of W. R. Grace & Co. will be held on May 10, 2000. The Company is furnishing this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting and any adjournments. The Company's mailing address is 7500 Grace Drive, Columbia, Maryland 21044. This Proxy Statement and the enclosed proxy are first being sent to stockholders on March 29, 2000.

     Only stockholders of record at the close of business on March 13, 2000 are entitled to vote at the Annual Meeting and any adjournments. At that record date, 67,186,224 shares of Common Stock were outstanding. The Common Stock is the Company's only class of voting securities outstanding. See "Other Matters" for additional information concerning the voting of proxies.

     As used in this Proxy Statement, the term "Grace" or "Company" refers to W.
R. Grace & Co., a Delaware corporation or its predecessors and, where applicable, their consolidated subsidiaries, and the term "Common Stock" refers to the Company's Common Stock.

                              ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, each to serve for a three-year term. The term of the Class II Directors expires at the 2000 Annual Meeting. Accordingly, the stockholders will vote on the election of two Class II Directors to serve for a term expiring in 2003. The biographies of the nominees, John F. Akers and John J. Murphy, are set forth on page 3, and the biographies of the directors continuing in office are set forth on pages 3 and 4.

     The Board of Directors has designated Mr. Akers and Mr. Murphy as nominees (on the recommendation of the Nominating Committee), and it is anticipated that both nominees will be candidates when the election is held. However, if for any reason either nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).

BOARD COMMITTEES AND MEETINGS

     To facilitate independent director review and to make the most effective use of the directors' time and capabilities, the Board of Directors has established the committees described below. None of the members of these committees is an executive or former executive of the Company or serves or has ever served as a consultant to the Company.

     The Audit Committee is responsible for reviewing the financial information that the Company provides to stockholders and others, the Company's internal controls, and its auditing, accounting and financial reporting processes generally. The Committee's specific responsibilities include (1) recommending to the Board of Directors the selection of independent accountants to audit the annual financial statements of the Company, (2) serving as an independent and objective party to monitor the Company's annual and quarterly financial reporting process and internal control system, (3) reviewing and appraising the audit efforts of the Company's independent accountants and internal auditing department, and (4) providing an open avenue of communication among the independent accountants, the internal auditors, management and the Board of Directors. The current members of the Committee are Mr. Murphy (Chair), Mr. Akers, Mr. Cambre, Dr. Fox and Mr. Vanderslice. All members are independent under New York Stock Exchange rules. The Committee met four times during 1999.

     As delegated by the Board of Directors, the Compensation Committee approves the salary and annual and long-term incentive compensation of certain officers and other high-level employees. The Compensation Committee also takes actions with respect to the Company's benefit plans, programs and arrangements generally, and the Company's stock incentive plans, determining the recipients and terms of stock incentives. The current members of the Compensation Committee are Mr. Akers (Chair), Mr. Cambre, Dr. Fox, Mr. Murphy and Mr. Vanderslice. In 1999, the Compensation Committee met six times.

     The Nominating Committee recommends to the Board of Directors candidates for nomination as directors of the Company and candidates for election as chief executive officer. The current members of the Committee are Mr. Vanderslice (Chair), Mr. Akers, Mr. Cambre, Dr. Fox and Mr. Murphy. The Committee met once in 1999. The Committee will consider candidates recommended by stockholders for nomination as directors; recommendations should be sent to the Chair of the Nominating Committee, c/o Mark A. Shelnitz, Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.

     The Company's employment policy prohibits discrimination and encourages diversity. Consistent with this policy, the Board of Directors (including the Nominating Committee) recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. Consequently, the Board of Directors intends to achieve greater diversity as vacancies and other opportunities occur.

     The Committee on Corporate Responsibility advises management on the Company's role in the public sector and its responsibility with respect to matters of public policy. The Committee met twice in 1999. Its members are Dr. Fox (Chair), Mr. Akers, Mr. Cambre, Mr. Murphy and Mr. Vanderslice.

     The Board of Directors held six meetings in 1999. Each current director attended 75% or more of the 1999 meetings of the Board and the Board committees on which he or she served in 1999.

NOMINEES

       NOMINEES FOR ELECTION AS CLASS II DIRECTORS - TERM EXPIRING IN 2003

John F. Akers                Mr. Akers served as Chairman of the Board and Chief
Director since 1997          Executive Officer of International Business
Age: 65                      Machines Corporation from 1985 until his retirement
                             in 1993, completing a 33-year career with IBM. He is a director of Hallmark Cards, Inc., Lehman
                             Brothers Holdings, Inc., The New York Times
                             Company, PepsiCo, Inc. and Springs Industries, Inc.
                             A graduate of Yale University with a B.S. in industrial administration, Mr. Akers formerly served on the boards of trustees of the California
                             Institute of Technology and the Metropolitan Museum of Art, as Chairman of the Board of Governors of United Way of America, and as a member of President
                             Bush's Education Policy Advisory Committee.

John J. Murphy               Mr. Murphy retired in 1996 as Chairman of the Board
Director since 1997          of Dresser Industries, Inc., a supplier of products
Age: 68                      and technical services to the energy industry. He
                             joined Dresser as an engineer in 1952 and spent his entire career with Dresser, serving as its Chief
                             Executive Officer from 1983 to 1995. Since January
                             1997, he has been a Managing Director of SMG
                             Management L.L.C., a privately owned investment group. Mr. Murphy is a director of CARBO Ceramics, Inc., Kerr-McGee Corporation, PepsiCo, Inc. and
                             Shaw Industries Ltd.; a former trustee of Southern
                             Methodist University and St. Bonaventure
                             University; a former Chairman of the Board of the U.S.-Russia Business Council; and currently a graduate member of The Business Council. He received a bachelor's in mechanical engineering from Rochester Institute of Technology, a master's of business administration from Southern Methodist
                             University and an honorary doctorate of commercial science from St. Bonaventure University.

DIRECTORS CONTINUING IN OFFICE

                                 CLASS III DIRECTORS -TERM EXPIRING IN 2001

Ronald C. Cambre             Mr. Cambre is Chairman and Chief Executive Officer
Director since 1998          of Newmont Mining Corporation. He joined Newmont as
Age:  61                     Vice Chairman and CEO in 1993 and has served as
                             Chairman since 1995. He began his career with International Paper and subsequently spent 30 years managing mining and manufacturing operations for Freeport-McMoRan, both in the U.S. and internationally. Mr. Cambre is a director of Cleveland-Cliffs Inc. He also serves on the Louisiana State University Engineering Advisory
                             Council and the University of Denver Daniels
                             College of Business

                             Executive Advisory Board. Mr. Cambre is a chemical engineering graduate of Louisiana State University and also attended the Harvard Business School Program for Management Development.

Paul J. Norris               Mr. Norris is Chairman, President and Chief
Director since 1998          Executive Officer of Grace. He was elected
Age: 52                      President and CEO when he joined Grace in November
                             1998. He assumed the title of Chairman in January
                             1999. Mr. Norris was previously Senior Vice
                             President of AlliedSignal Incorporated and
                             President of its specialty chemicals business since
                             January 1997. Mr. Norris joined AlliedSignal in
                             1989 as President of its fluorine
                             products/chemicals and catalysts businesses. From
                             1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of catalysts and chemicals, Senior Vice President and General Manager of catalysts, and Vice President and Business Director for petroleum catalysts. Mr. Norris started his career with Grace in 1971, working in Grace
                             Davison's catalysts and silica products business.
                             Mr. Norris serves on the Board of National
                             Association of Manufacturers. Mr. Norris is a graduate of Mt. St. Mary's College in Emmitsburg,
                             Maryland and holds a master's of business administration from the University of Maryland.

                                  CLASS I DIRECTORS - TERM EXPIRING IN 2002

Marye Anne Fox               Dr. Fox is Chancellor of North Carolina State
Director since 1996          University and Professor of Chemistry at that
Age: 52                      institution. Previously she was Vice President for
                             Research and the Waggoner Regents Chair in
                             Chemistry of the University of Texas, positions she held from 1994 and 1992, respectively; she was on the faculty of the University of Texas from 1976 until 1998. Dr. Fox received a B.S. in chemistry from Notre Dame College, an M.S. in organic chemistry from Cleveland State University and a Ph.D. in organic chemistry from Dartmouth College;
                             she also holds honorary doctoral degrees from Notre
                             Dame College and Cleveland State University. Dr.
                             Fox has served as Vice Chair of the National
                             Science Board and has received numerous honors and awards from a wide variety of educational and professional organizations. She has also served on several editorial boards and has authored approximately 350 publications, including five books and more than 20 book chapters.

Thomas A. Vanderslice        Mr. Vanderslice served as Chairman and Chief
Director since 1996          Executive Officer of M/A-COM, Inc., a designer and
Age: 68                      manufacturer of radio frequency and microwave
                             components, devices and subsystems for commercial and defense applications, from 1989 until his retirement in 1995. Previously, he served as President and Chief Operating Officer of GTE
                             Corporation and as Chairman and Chief Executive
                             Officer of Apollo Computer, Inc. He began his career with General Electric Company, where he spent 23 years in various technical, management and executive positions, including Executive Vice
                             President and sector executive of General
                             Electric's power systems business. He is a director of Texaco Inc., and a trustee of Boston College. He is also a member of the National Academy of Engineering, the American Chemical Society and the
                             American Institute of Physics. Mr. Vanderslice received a bachelor's in chemistry and philosophy from Boston College and a Ph.D. in chemistry and physics from Catholic University; he holds several patents and has written numerous technical articles.

     See "Compensation," "Relationships and Transactions with Management and Others" and "Security Ownership of Management and Others" for additional information.

COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table contains information concerning the compensation of (a) Paul J. Norris, Chief Executive Officer; and (b) the other four most highly compensated executive officers of Grace who were serving as such at year-end 1999. Certain information has been omitted from the Summary Compensation Table because it is not applicable or because it is not required under the rules of the Securities and Exchange Commission ("SEC").


                                         Annual Compensation                         Long-Term Compensation
                              ----------------------------------------    --------------------------------------------------------
                                                                                    Awards                     Payouts
                                                                          --------------------------  ----------------------------
                                                                                       No. of Shares
                                                            Other          Restricted   Underlying
   Name and Principal                                       Annual           Stock        Options       LTIP          All Other
        Position          Year      Salary      Bonus     Compensation      Award(a)     Granted(b)   Payouts(c)   Compensation(d)
        --------          ----      ------      -----     ------------      --------     ----------   ----------   ---------------

P. J. Norris              1999     $737,500   $942,500    $272,486(e)            ---       290,000           N/A       $33,354
Chairman, President and   1998(f)   120,833    250,000                    $2,966,486       439,026           N/A         3,819
Chief Executive Officer   1997

R. J. Bettacchi           1999      297,500    300,000                                         ---        45,508        41,733
Senior Vice President     1998      242,500    170,000                                     130,000     1,905,438        37,358
                          1997      229,550    170,000                                      28,320       831,416        23,899

W. B. McGowan             1999      237,000    185,000     123,474(g)            ---           ---        35,822        18,812
Senior Vice President     1998      228,000     85,000                       200,000        66,100     2,321,174        20,932
                          1997      219,500    100,000                           ---        17,531     1,199,565        18,853

D. B. Siegel              1999      275,000    225,000                           ---           ---        35,822        16,561
Senior Vice President     1998      240,000    108,000                       202,000       130,000     1,491,352        16,737
and General Counsel       1997      224,450    125,000                           ---        20,903       719,791        14,638


R. M. Tarola              1999      224,130    155,000                                     100,000           N/A           621
Senior Vice President     1998
and Chief Financial       1997
Officer (h)

                                            (Footnotes appear on following page)

(a) At December 31, 1999, the dollar value of the 170,733 shares of restricted stock issued to Mr. Norris was $2,411,604. The restrictions expire in one-third increments on November 1, 1999, November 1, 2000 and November 1, 2001. At December 31, 1999, the dollar value of the 10,100 shares of restricted stock issued to Mr. Siegel was $142,663. At December 31, 1999, the dollar value of the 10,000 shares of restricted stock issued to Mr. McGowan was $141,250. The restrictions on shares held by Mr. Siegel and Mr. McGowan expire April 2, 2001. Restrictions on all shares will expire earlier under certain circumstances such as a change of control.

(b) The share amounts shown in this column reflect adjustments made to give effect to the March 1998 separation of Grace's packaging business and merger of such business with Sealed Air Corporation (the "Packaging Transaction").

(c) The amounts in this column for 1999 represent a portion of amounts paid in 1999 under the Long-Term Incentive Program ("LTIP") for the 1996-1998 Performance Period (See "LTIP" for discussion of LTIP termination and the impact of the Packaging Transaction). The amounts in this column for 1998 represent amounts paid under the LTIP for the 1995-1997 Performance Period, the 1996-1998 Performance Period and the 1997-1999 Performance Period. The amounts in this column for 1997 represent amounts paid under the LTIP for the 1994-1996 Performance Period.

(d)  The amounts in this column for 1999 consist of the following:

     (i)    above-market interest earned on deferred compensation, as follows:
            Mr. Norris -- $2,567; Mr. Bettacchi -- $22,491; Mr. McGowan -- $203;
            and Mr. Tarola -- $261;

     (ii) the actuarially determined value of company-paid premiums on "split-dollar" life insurance, as follows: Mr. Bettacchi -- $4,640; Mr. McGowan -- $6,872; and Mr. Siegel -- $4,494;

     (iii) payments made to persons whose personal and/or company contributions to Grace's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Norris -- $24,825; Mr. Bettacchi -- $9,225; Mr. McGowan -- $6,360; and Mr. Siegel -- $6,690;

     (iv) company contributions to the Savings Plan of $4,800 for each of Messrs. Norris, Bettacchi, McGowan and Siegel; and

     (v) the value of company-provided personal liability insurance, as follows: Mr. Norris -- $1,162; Messrs. Bettacchi, McGowan and Siegel -- $577; and Mr. Tarola -- $360.

(e) This amount includes $238,996 of payments made to Mr. Norris under Grace's relocation program for employees relocating from Boca Raton, Florida to Columbia, Maryland.

(f) Mr. Norris became President and Chief Executive Officer on November 1, 1998 and Chairman on January 1, 1999.

(g) This amount includes $93,980 of payments made to Mr. McGowan under Grace's relocation program for employees relocating from Boca Raton, Florida to Columbia, Maryland.

(h) Mr. Tarola was elected Senior Vice President and Chief Financial Officer on May 11, 1999.

     Stock Options. The following table contains information concerning stock options granted in 1999, including the potential realizable value of each grant assuming that the market value of the Common Stock were to appreciate from the date of grant to the expiration of the option at annualized rates of (a) 5% and
(b) 10%, in each case compounded annually over the term of the option. For example, the options granted to Mr. Norris in 1999 would produce a pretax gain of $5,921,742 shown in the table if the market price of the Common Stock rises at an annual rate of 10% to $33.23 per share by the time the options are exercised; based on the number and market price of the shares outstanding at year-end 1999, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of nearly $1.5 billion for the Company's stockholders. The assumed rates of appreciation shown in the table have been specified by the SEC for illustrative purposes only and are not intended to predict future stock prices, which will depend upon various factors, including market conditions and future performance and prospects.

     Options become exercisable at the time or times determined by the Compensation Committee of the Board of Directors; the options shown below become exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" (see "Employment Agreements" and "Severance Agreements"). All of the options shown below have purchase prices equal to the fair market value of the Common Stock at the date of grant.


                                                                                                 Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock
                                                     1999 Grants                               Price Appreciation for Option Term
                            ----------------------------------------------------------------  ------------------------------------
                                               % of Total
                            No. of Shares         Options
                              Underlying        Granted to       Purchase
                               Options         Employees in       Price          Expiration
NAME                           Granted             1999         ($/Share)           Date               5%                 10%
----                           -------             ----         ---------           ----               --                 ---
P. J. Norris .........          290,000           12.4%         $12.8125           03/03/09        $2,336,733         $5,921,742

R. J. Bettacchi ......              (a)

W. B. McGowan ........              (a)

D. B. Siegel .........              (a)

R. M. Tarola .........          100,000            4.3%          16.1875           05/10/09         1,018,024          2,579,870

All Stockholders                      -              -                 -                  -      $604,339,526     $1,531,513,633

Named Executive
Officers' Percentage
of Realizable Value
Gained by All
Stockholders .........                -              -                 -                  -               0.6%               0.6%


(a) In 1998, Messrs. Bettacchi and Siegel each received 130,000 stock options (having a purchase price of $19.4688), and Mr. McGowan received 66,100 stock options (having purchase prices of $19.4688 and $20.1250) which were designed to cover grants for 1998 and 1999.

     The following table contains information concerning stock options exercised in 1999, including the "value realized" upon exercise (the difference between the total purchase price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1999 (the difference between the aggregate purchase price of all such options held and the market value of the shares covered by such options at December 31, 1999).


                                         Option Exercises in 1999 and Option Values at 12/31/99 (1)
                      ------------------------------------------------------------------------------------------------------
                                                                  No. of Shares Underlying        Value of Unexercised
                        No. of Shares                              Unexercised Options at        In-the-Money Options at
                        Acquired on                                      12/31/99                       12/31/99
Name                      Exercise        Value Realized        Exercisable/Unexercisable        Exercisable/Unexercisable
----                  -----------------  -----------------   --------------------------------  -----------------------------
P. J. Norris ......             0                 $ 0                146,342/582,684                    $0/$299,063

R. J. Bettacchi ...             0                   0                615,626/ 96,107             4,230,343/  17,019

W. B. McGowan .....             0                   0                229,069/ 49,911             1,311,318/  10,536

D. B. Siegel ......             0                   0                204,560/ 93,635               818,093/  12,562

R. M. Tarola ......             0                   0                      0/100,000                   N/A/       0


(1) The number of shares covered by each option and the purchase price of each option reflect, where applicable in the case of Messrs. Bettacchi, McGowan and Siegel, adjustments made in connection with the Packaging Transaction.

     Long-Term Incentive Program (LTIP). In connection with the Packaging Transaction and the determination of the Compensation Committee: (a) Performance Units granted for the 1996-1998 and 1997-1999 Performance Periods vested on a pro rata basis on March 31, 1998, the completion date of the Packaging Transaction; (b) the amounts earned under those Units were calculated based on results achieved through March 31, 1998; (c) 75% of the estimated value of such vested portions was paid in cash prior to completion of the Packaging Transaction; (d) the balance of such vested portions was paid in cash following completion of the Packaging Transaction; and (e) the value of the unvested portions, which is based on targeted Performance Units and on the final average price of the Common Stock immediately prior to completion of the Packaging Transaction, was paid in cash following the end of the respective Performance Periods (subject to continued service). The Compensation Committee also determined that no further grants will be made under the LTIP.

     Pension Arrangements. Salaried employees of designated units who are 21 or older and who have one or more years of service are eligible to participate in the Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon (a) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (b) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1999, federal income tax law limited to $160,000 the annual compensation on which benefits under this plan may be based.

     Grace also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.

     The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1999, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of an estimate of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.


Highest Average                                   Years of Credited Service
   Annual         ---------------------------------------------------------------------------------------------
Compensation      10 Years       15 Years        20 Years       25 Years          30 Years         35 Years
------------      --------       --------        --------       --------          --------         --------
    $100,000      $15,000         $22,500         $30,000         $37,500          $45,000           $52,500
     200,000       30,000          45,000          60,000          75,000           90,000           105,000
     300,000       45,000          67,500          90,000         112,500          135,000           157,500
     400,000       60,000          90,000         120,000         150,000          180,000           210,000
     500,000       75,000         112,500         150,000         187,500          225,000           262,500
     600,000       90,000         135,000         180,000         225,000          270,000           315,000
     700,000      105,000         157,500         210,000         262,500          315,000           367,500
     800,000      120,000         180,000         240,000         300,000          360,000           420,000
     900,000      135,000         202,500         270,000         337,500          405,000           472,500
   1,000,000      150,000         225,000         300,000         375,000          450,000           525,000
   1,100,000      165,000         247,500         330,000         412,500          495,000           577,500
   1,200,000      180,000         270,000         360,000         450,000          540,000           630,000
   1,300,000      195,000         292,500         390,000         487,500          585,000           682,500
   1,400,000      210,000         315,000         420,000         525,000          630,000           735,000
   1,500,000      225,000         337,500         450,000         562,500          675,000           787,500
   1,600,000      240,000         360,000         480,000         600,000          720,000           840,000
   1,700,000      255,000         382,500         510,000         637,500          765,000           892,500
   1,800,000      270,000         405,000         540,000         675,000          810,000           945,000
   1,900,000      285,000         427,500         570,000         712,500          855,000           997,500
   2,000,000      300,000         450,000         600,000         750,000          900,000         1,050,000

     At December 31, 1999, Messrs. Norris, Bettacchi, McGowan, Siegel and Tarola had 7.83, 28, 20.83, 22.75 and 0 years of credited service, respectively, under the basic and supplemental retirement plans. (Mr. Norris' years of credited service includes his eligible service with Grace from 1975 to 1981.) For purposes of those plans, the 1999 compensation of such executive officers was as follows: Mr. Norris -- $987,500; Mr. Bettacchi -- $467,500; Mr. McGowan -- $372,000; Mr. Siegel -- $383,000; and Mr. Tarola -- $224,130. Mr. Tarola is
entitled to additional pension benefits under his employment agreement, and Mr. Norris is eligible for additional pension benefits under his employment agreement if his employment continues beyond October 31, 2001, or if he is terminated without cause (see "Employment Agreements").

     Employment Agreements. Mr. Norris has an employment agreement providing for his service as Chairman, President and Chief Executive Officer of Grace through October 31, 2001, subject to extension by agreement between Mr. Norris and the Board of Directors. Under this agreement, Mr. Norris is entitled to an annual base salary of $725,000, and an annual incentive award (bonus) for each calendar year that is equal to 65% of his annual base salary, except that $250,000 was specified as his incentive award for the 1998 calendar year. The agreement also provides that Mr. Norris' annual base salary and incentive award is generally subject to annual review by the Board of Directors and the Compensation Committee. On November 4, 1999, such a review resulted in an increase in his annual base salary to $800,000 effective November 1, 1999. Under the agreement, Mr. Norris received upon commencement of his employment on November 1, 1998 a "non-statutory" stock option grant covering 439,026 shares of Common Stock, pursuant to Grace's 1998 Stock Incentive Plan, which will generally govern the terms of the grant (the "Stock Option Grant"). The "strike price" of those shares is equal to the fair market value of a share of Common Stock at the close of business as of October 29, 1998, which was $16.75. The Stock Option Grant will vest in three equal installments, each covering 146,342 shares, on November 1, 1999, November 1, 2000 and November 1, 2001, respectively. However, all unvested installments will vest immediately if Mr. Norris is terminated not for cause (or under certain other circumstances). The Compensation Committee will also consider Mr. Norris for future stock option grants, at the same time that the Committee considers such grants for other officers of Grace. (On March 4, 1999, Mr. Norris received an additional grant of 290,000 non-statutory stock options.) Under the agreement, Mr. Norris also received upon his commencement of employment on November 1, 1998 a restricted stock award covering 170,733 shares of Common Stock, which will vest in three equal installments, each covering 56,911 shares, on the same dates (and generally under the same conditions) outlined above with respect to the vesting of the options under the Stock Option Grant. Mr. Norris will be eligible to vote the restricted shares during the period of restriction. The agreement also provides that Grace will make a stock appreciation payment to Mr. Norris, at the time he elects to exercise any vested options under the Stock Option Grant or at the time he elects to cancel such options, provided that the price of a share of Common Stock is above $10.25 at that time. The payment will be equal to the number of such shares exercised (or canceled), multiplied by the difference between (a) the "strike price" of $16.75, or the price of a share of Common Stock on the date of such exercise if less than $16.75, and (b) $10.25.

     In the event that Mr. Norris is terminated by Grace, without cause, before October 31, 2001, or if Grace does not (before December 31, 2000) offer to extend his employment agreement beyond October 31, 2001 (on terms at least as favorable as applicable to the current agreement), he will generally be entitled to a severance payment equal to 2 times the amount that is 165% of his annual base salary at the time of his termination. If his employment does not cease prior to October 31, 2001 (or if he is terminated without cause prior to that date), the agreement provides that, in determining the benefits payable to Mr. Norris under Grace's basic and supplemental retirement plans, his years of service with Grace and his prior employer will be recognized as if those years were continuous service with Grace, with an offset for any retirement benefits payable from his prior employer's retirement plans. The agreement also provides for Mr. Norris' participation in other benefits and compensation programs generally covering other senior executives of Grace. The foregoing description of Mr. Norris' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's Quarterly Report on Form 10-Q filed November 13, 1998 for the quarter ended September 30, 1998.

     Mr. McGowan has an agreement with Grace that specifies certain terms and conditions of his employment. Under that agreement, Mr. McGowan agreed to relocate to Grace's headquarters in Columbia, Maryland in 1999 and will reside in temporary housing in Maryland through June 2001. The agreement provides that Mr. McGowan will receive temporary housing assistance of $2,500 per month through June 2001.

     The agreement further provides that, by December 31, 2000, Mr. McGowan and Grace will reach a mutual agreement regarding whether or not he will remain with Grace after June 30, 2001. If he remains with Grace after June 30, 2001, he will relocate his family and household to the Columbia, Maryland area, and will be eligible for the relocation benefits generally available to other Grace employees who relocate to that area from Boca Raton, Florida. If he ceases employment as of that date, Mr. McGowan will be entitled to the severance benefits that would have applied to him in the event his employment with Grace had terminated under Grace's "Productivity Effectiveness Program", which was applicable during 1999 with respect to terminations that occurred as a result of various reasons, including the relocation of Grace's corporate headquarters from Boca Raton, Florida to Columbia, Maryland (such severance benefits are referred to herein as the "PEP Severance Benefits"). In Mr. McGowan's case, those benefits include a severance payment equal to 1.5 times his weekly base salary for each year of service with Grace at the time of cessation of employment, plus an additional 13 weeks of base salary, vesting of stock options previously awarded to Mr. McGowan, and eligibility for a prorated annual bonus. The foregoing description of Mr. McGowan's agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's 1999 Annual Report on Form 10-K.

     Mr. Siegel has an agreement with Grace that specifies certain terms and conditions of his employment. Under that agreement, Mr. Siegel's annual base salary was increased to $300,000, effective July 1, 1999, and he will split his work time between Grace's Boca Raton, Florida office and Grace's corporate headquarters in Columbia, Maryland, at least until June 30, 2000. In connection with this arrangement, Grace will provide Mr. Siegel with transportation between Florida and Maryland, and with housing and transportation when he is working in Maryland.

     By March 31, 2000, Mr. Siegel and Grace will reach a mutual agreement regarding whether or not he will remain with Grace after June 30, 2000. If it is determined that he will cease employment with Grace on June 30, 2000, then he will be entitled to PEP Severance Benefits. In Mr. Siegel's case, the PEP Severance Benefits include a severance payment equal to 1.5 times his weekly base salary for each year of service with Grace at the time of cessation of employment, plus an additional 13 weeks of base salary, vesting of stock options and of a prorated share of a restricted Common Stock grant previously awarded to Mr. Siegel, and eligibility for a prorated annual bonus.

     In the event that Mr. Siegel's employment with Grace continues after June 30, 2000, he will remain eligible for PEP Severance Benefits if he voluntarily resigns or is terminated by Grace. Both Mr. Siegel and Grace are required to give 90-days notice of such resignation or termination. However, if Mr. Siegel continues employment with Grace until June 30, 2001, then he will no longer be eligible for PEP Severance Benefits in the event of his voluntary resignation.

     If Mr. Siegel relocates his residence to Maryland at any time during his employment with Grace, he will be entitled to the relocation benefits generally available to other Grace employees who relocated to Maryland during 1999 in conjunction with the relocation of Grace's headquarters to that State. The foregoing description of Mr. Siegel's agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's 1999 Annual Report on Form 10-K.

     Mr. Tarola has an employment agreement providing for his service as Senior Vice President and Chief Financial Officer of Grace through November 10, 2002, subject to extension by agreement between Mr. Tarola and Grace. Under this agreement, Mr. Tarola is entitled to an annual base salary of $350,000, and an annual incentive award (bonus) for each calendar year during his term of employment. That bonus will be targeted to be equal to 45% of his annual base salary (with a maximum bonus equal to double the targeted bonus for any calendar year); except that his incentive award for 1999 was set at an amount no less than $129,000. The agreement also provides that Mr. Tarola's annual base salary and incentive award is generally subject to annual review and approval of the Compensation Committee. Under the agreement, Mr. Tarola received a "non-statutory" stock option grant covering 100,000 shares of Common Stock

     In the event that Mr. Tarola is terminated by Grace without cause on or before November 10, 2002, he will generally be entitled to a severance payment equal to two times the amount that is 145% of his annual base salary at the time of his termination. If he is terminated by Grace without cause after that date, Mr. Tarola will generally be entitled to a severance payment equal to one time such amount.

     If Mr. Tarola's employment does not cease prior to November 10, 2002 (or if he is terminated without cause prior to that date), the benefits payable to Mr. Tarola under Grace's basic and supplemental retirement plans will be determined by adding additional years of credited service under those plans. Generally, those additional years will be calculated as follows: for each year of credited service under those plans that he actually earns during his period of employment with Grace, he will receive credit for one additional year of credited service under those plans (up to a maximum of 10 additional years of credited service), except that in no event will Mr. Tarola receive less than 5 years of credited service, regardless of the date his employment with Grace actually terminates. The foregoing description of Mr. Tarola's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's Quarterly Report on Form 10-Q filed on August 13, 1999 for the quarter ended June 30, 1999.

     Severance Agreements. Grace has severance agreements with all of its officers. These agreements generally provide that in the event of the involuntary termination of the individual's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a "change in control" of Grace, he or she will generally receive a severance payment equal to three times the sum of his or her annual base salary plus target annual incentive compensation (bonus), subject to pro rata reduction in the case of an officer who is within 36 months of normal retirement age (65). For purposes of the severance agreements, "change in control" means the acquisition of 20% or more of the Common Stock (but not if such acquisition is the result of the sale of Common Stock by Grace that has been approved by the Board), the failure of Board-nominated directors to constitute a majority of any class of the Board of Directors, the occurrence of a transaction in which the stockholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the corporation resulting from such transaction, or the liquidation or dissolution of Grace. This description of the severance agreements does not purport to be complete and is qualified in its entirety by reference to the form of such agreement, which was filed as an exhibit to the Registration Statement on Form 10 filed with the SEC by Grace (named Grace Specialty Chemicals, Inc. at the time of filing) on March 13, 1998.

     Executive Salary Protection Plan. All officers participate in the Executive Salary Protection Plan ("ESPP"), which provides that, in the event of a participant's disability or death prior to age 70, Grace will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant's age at the time of disability or death. Payments under the ESPP may not exceed 100% of base salary for the first year and 60% thereafter in the case of disability (50% in the case of death). This description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, as amended, which was filed as an exhibit to Grace's predecessor's Annual Report on Form 10-K for the year ended December 31, 1996.

     Directors' Compensation and Consulting Arrangements. Under the compensation program for nonemployee directors in effect for 1999, (a) each nonemployee director received an annual retainer of $50,000, of which $35,000 was in the form of Common Stock and the balance was in cash and/or Common Stock, at the election of the director; (b) each committee chair received an additional annual retainer of $3,000 in cash and/or Common Stock, at the election of the director; and (c) each nonemployee director received $2,000 for each Board meeting and $1,000 for each committee meeting attended (except that committee chairs received $1,200 per committee meeting), in cash and/or Common Stock, at the election of the director.

     A nonemployee director may defer payment of all or part of the fees received for attending Board and committee meetings and/or all or part of the annual or committee chair retainers referred to above. The cash portion of any deferral (plus an interest equivalent) is payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director (but in no event earlier than the director's termination from service). The interest equivalent on deferred cash is computed at the higher of (a) the prime rate plus 2 percentage points or
(b) 120% of the prime rate, in either case compounded semiannually. The portion of the annual retainer payable in Common Stock may be deferred and held, and the balance of the annual retainer or other retainers and/or fees a director elects to receive in the form of Common Stock will be deferred and held, in a deferred compensation trust established by Grace. Common Stock held in the trust will be delivered to the director following his or her termination from service (or a subsequent date specified by the director).

     Effective for 2000, the Board of Directors, acting upon the recommendation of the Compensation Committee, approved a revised nonemployee directors' compensation program. The revised program provides approximately the same total annual compensation to each director but simplifies administration and offers directors the opportunity to receive all or a portion of their compensation in the form of stock options, subject to the approval of the 2000 Stock Incentive Plan by the stockholders at the 2000 Annual Meeting (see "Approval of 2000 Stock Incentive Plan").

     Under the revised program, the annual retainer, payable after the end of each calendar year, remains at $50,000 and is payable, at the election of each director, in the form of Common Stock or options to purchase Common Stock. The number of option shares will be calculated based on a ratio of three option shares for each share of Common Stock that would otherwise be payable had a director elected to receive the annual retainer in Common Stock. The exercise price of a stock option will be the market value of a share of Common Stock on the date the stock option is granted. All options granted are immediately exercisable. The revised program also consolidates the Board and committee meeting fees into one annual compensation component also payable after the end of each year. The annual fee for all meetings is $24,000, $30,000 for directors holding a committee chair, and will be prorated for scheduled meetings not attended. This fee is payable, at the election of each director, in cash, in Common Stock or in stock options as described above. A director may also continue to defer all or part of each payment made in Common Stock or cash on the terms described above. All stock options will be transferable to family members or trusts for their benefit. If the 2000 Stock Incentive Plan is not approved by the stockholders, any election to receive payment of the retainer or consolidated meeting fee in the form of stock options will be paid in Common Stock on a deferred basis.

     Grace reimburses nonemployee directors for expenses they incur in attending Board and committee meetings. Grace also maintains business travel accident insurance coverage for them. In addition, nonemployee directors may receive $1,000 per day for work performed at the request of Grace.

     Compensation Committee Interlocks and Insider Participation. During 1999, no current or former officer or employee of Grace served on the Compensation Committee.

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Common Stock from December 31, 1994 through December 31, 1999 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index (both of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1994, as well as the reinvestment of dividends.

                                 [LINE CHART]

DECEMBER 31,                   1994     1995     1996     1997     1998     1999
------------                   ----     ----     ----     ----     ----     ----
W. R. Grace & Co.              $100  $156.63  $199.94  $313.65  $257.17  $231.55
S&P 500 Stock Index             100   137.58   169.17   225.60   290.08   351.12
S&P Specialty Chemicals Index   100   131.43   134.81   166.93   142.17   157.37

     Report of the Compensation Committee on Executive Compensation. As delegated by the Board of Directors during 1999, the Compensation Committee approves all compensation actions with respect to the Company's executive officers (including the Chief Executive Officer), other officers who report to the Chief Executive Officer, and other executives whose annual base salaries exceed $250,000. The Committee also approves all actions under the

Company's stock incentive plans. All actions of the Compensation Committee are reported to the Board. The Compensation Committee is composed of directors who are not, and have never been, employees of the Company or any of its subsidiaries and who have no consulting arrangements or other significant relationships with the Company.

     This Report describes the Company's performance-based compensation philosophy and executive compensation program, as approved by the Compensation Committee. In particular, it discusses the compensation decisions made by the Compensation Committee in 1999 regarding Mr. Norris, the Company's Chairman, President and Chief Executive Officer, and its other executive officers.

     Management and the Compensation Committee use the services of an independent executive compensation consulting firm for competitive data and advice regarding the Company's executive compensation program.

Executive Compensation Philosophy and Program Components

     The Company's executive compensation program is structured to enable the Company to compete effectively with other firms in attracting, motivating and retaining executives of the caliber needed to ensure the Company's future growth and profitability. The components of this program consist of base salary and, if warranted, annual incentive compensation (both paid in cash) and long-term incentives tied to the performance of the Common Stock (in the form of stock options, restricted stock or a combination of the two). These compensation components are intended to (1) stimulate performance that benefits the Company and its stockholders by increasing stockholder value, (2) reward such performance with competitive levels of compensation, (3) employ and retain key executives and, (4) unite executive and stockholder interests.

     The Company measures the competitiveness of its executive officer compensation relative to U.S.-based specialty chemicals companies of similar size. In 1995 (and continuing through 1999), the Compensation Committee adopted a philosophy that annual compensation paid to executives (consisting of salary plus annual incentive compensation) should approximate the 50th percentile, and that long-term incentive opportunities should approximate the 60th percentile, of those companies' practices when performance objectives are achieved. If performance objectives are exceeded, executive compensation should be above those levels, and when performance objectives are not achieved, executive compensation should be below those levels.

     The following sections of this Report describe the compensation program for executive officers in effect in 1999 and the manner in which the Compensation Committee and the Board reached their determinations as to performance-based compensation.

Base Salary

     During 1999, salaries of Company executives were generally eligible for review at intervals of not less than 12 months from the date of the last increase. Salary increases for executive officers in 1999 were based on (1) individual performance (as evaluated by the Compensation Committee in its discretion) and (2) salaries paid to executives in comparable positions in other companies of similar size in the specialty chemicals industry. To assure comparability with other companies, as well as consistency and uniformity within the Company, executive officers' positions, as well as all other management positions, have been assigned to grades (beginning in 2000 to wider salary bands) with salary ranges based on the median salary paid to individuals who hold comparable positions at companies of similar size in the specialty chemicals industry. Individual salaries are set with reference to the salary ranges based on individual performance, the time since the last increase, the amount budgeted for salary increases and discretionary factors. Such factors may include leadership; ability to contribute to the achievement of the Company's long-term goals; corporate/business unit strategy; stockholder value creation; environmental, health and safety achievements; social policy matters; and the development and implementation of the Company's human resources initiatives, including diversity initiatives.

Annual Incentive Compensation

     For 1999, incentive compensation pools were generated for the business units, and for the Company overall, based on the extent to which pre-established targeted 1999 earnings were achieved. Awards to individual executives were allocated from these formula-based pools.

     In order to relate awards under the Company's annual incentive compensation program more closely to business and individual performance, and to align the program with those of comparable companies, a targeted award, expressed as a percentage of base salary, was established for each salary grade in 1996 and has been continued through 1999. Actual awards were allocated from the incentive pools established for each strategic business unit and for the Company, based upon the extent to which targeted earnings were achieved. Individual awards may range from zero to 200% of the targeted award, based on business and/or individual performance. In 1999, the incentive pool for executives employed in corporate functions was based upon the extent to which targeted net income was achieved; incentive pools for executives employed in the business units continued to be based on the achievement of pretax income targets, consistent with the Company's targeted net income.

     In 1996, on the recommendation of the Compensation Committee, the Board of Directors also adopted, and the stockholders approved, a separate annual incentive compensation program in which the Chairman, President and Chief Executive Officer would participate, along with other executive officers whose compensation may exceed $1 million in any year. Under this program which continued through 1999, the Compensation Committee will, by the end of the first calendar quarter of each year, approve the participants in the program, the amount of incentive compensation that may be earned at various levels of performance, the maximum amount that may be earned by each executive officer (which may not exceed 130% of the annual base salary of the Chief Executive Officer in effect at the beginning of the year), and the criteria by which performance will be measured. The performance criteria is to be selected each year by the Compensation Committee from one or more of the following: pretax income, net income, earnings per share, rate of return on assets or capital employed, cash flow, or net worth of the Company or one or more of its units.

     The factors that the Compensation Committee took into consideration in approving individual awards for the executive officers (excluding Mr. Norris, whose compensation is discussed below), were (1) 1999 net income results of the Company significantly exceeded 1998 results and pre-established targets, and (2) individual contributions and performance. In addition, in determining Mr. Bettacchi's award, the Compensation Committee took into consideration that 1999 pretax earnings of the Company's Construction Products business also increased significantly in 1999 over 1998.

     Based on these factors, the Compensation Committee approved awards for the executive officers (excluding Mr. Norris) ranging from 53% to 92% of their year-end 1999 annual base salaries (prorated for officers who joined Grace after January 1, 1999).

Long-Term Incentives

     The Company's long-term incentives consist (beginning in 1998) of annual grants of (1) stock options and (2) occasional ad hoc (generally restricted) stock grants. Long-term incentive opportunities (stock options) are set at the 60th percentile of opportunities provided by other specialty chemicals companies of similar size.

     All stock options granted to executive officers and other key employees become exercisable in installments over a three-year term beginning one year after the date of the grant, and the number of options granted to an individual is based on a range related to the salary grade to which his/her position is assigned.

     Prior to 1998, under the Company's former Long-Term Incentive Program
(LTIP), the Company granted awards of Performance Units for the 1997-1999 performance period as well as stock options to the executive officers (and other key employees) who were employed with the Company during 1997. The number of Performance Units and the number of options granted were based on the salary grades of the recipients' positions. For this period, Performance Units were earned based on stockholder value creation (i.e., the performance of the Common Stock as compared to other companies). A partial payment was made with respect to Performance Units earned for the 1997-

1999 Performance Period in March 1998 in connection with the separation of the Company's Packaging business unit, and a second payment was made for the final portion of the 1997-1999 Performance Period in January 2000. In 1998, the LTIP program was discontinued and no such awards were made in 1998 or thereafter.

Compensation of the Chief Executive Officer

     Mr. Norris' 1999 base salary of $737,500 was determined in accordance with his 1998 employment agreement, described elsewhere in this Proxy Statement, which initially provided for an annual base salary of $725,000 and was subsequently increased to $800,000 effective November 1, 1999.

     Mr. Norris' annual incentive compensation award for 1999 was determined according to the formula approved by the Compensation Committee in March 1999. The formula was based on achievement of specified levels of 1999 net income in excess of 1998 net income. On March 4, 1999, Mr. Norris was granted a stock option covering 290,000 shares at an option price of $12.8125; these options become exercisable in three annual installments beginning in March 2000.

     Mr. Norris' base salary and the size of his stock option grant were determined based on competitive practices among (1) companies of similar size in the specialty chemicals industry, and (2) the need to employ and retain an experienced chief executive officer from the specialty chemicals industry.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table of the Proxy Statement, unless such compensation is performance-based and satisfies certain other conditions.

     It is the Committee's view that, with the exception of any discretionary annual incentive compensation payments or non-performance-based payments provided for under Mr. Norris' employment agreement, amounts awarded under the Company's executive compensation program qualify as performance-based compensation and are therefore expected to be fully deductible.


                                    COMPENSATION COMMITTEE*

                                       John F. Akers, Chair
                                       Ronald C. Cambre
                                       Marye Anne Fox
                                       John J. Murphy
                                       Thomas A. Vanderslice





--------
* Messrs. Akers, Cambre, Murphy and Vanderslice and Dr. Fox joined the Compensation Committee in January 1997, March 1999, March 1997, May 1996 and April 1998, respectively.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Commercial Transactions. During 1999, no director, executive officer (or any member of any of their respective immediate families) or, to the Company's knowledge, any holder of more than 5% of the Common Stock, had a direct or indirect material interest in any transaction (or any proposed transaction) to which the Company was a party.

     Legal Proceedings; Indemnification. During 1999 there were no legal proceedings pending in which any current officers or directors of the Company were parties or had a material interest adverse to the Company.

                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

     The following table sets forth the Common Stock beneficially owned, directly or indirectly, as of January 31, 2000 by (1) each person known to Grace to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and (2) each current director and nominee, each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors -- Compensation," and such directors and all executive officers as a group.

                                                           Shares of Common Stock
Beneficial Owner                                             Beneficially Owned                Percent
----------------                                             ------------------                -------
Morgan Stanley Dean Witter & Co. (1) (2) .........               6,214,548                      8.97%
1585 Broadway
New York, NY 10036

FMR Corp. (1) ....................................               3,778,183                      5.45%
62 Devonshire Street
Boston, MA 02109

Sasco Capital, Inc. (1) ..........................               3,628,010                      5.24%
10 Sasco Hill Road
Fairfield, CT 06430

J. F. Akers ......................................                   1,205                        *
                                                                    11,287    (T)

R. J. Bettacchi ..................................                                                *
                                                                   625,066    (O)
                                                                     5,097    (T)

R. C. Cambre .....................................                   3,362                        *


M. A. Fox ........................................                   3,455                        *
                                                                     2,834    (T)

W. B. McGowan ....................................                  10,000                        *
                                                                   234,913    (O)
                                                                    15,063    (T)


                                                           Shares of Common Stock
Beneficial Owner                                             Beneficially Owned                Percent
----------------                                             ------------------                -------
J. J. Murphy .....................................                   1,139                        *
                                                                     5,510    (T)

P. J. Norris .....................................                 195,733                        *
                                                                   243,009    (O)
                                                                       635    (T)

D. B. Siegel .....................................                  15,100                        *
                                                                   211,528    (O)
                                                                    18,278    (T)

R. M. Tarola .....................................                   5,000                        *

T. A. Vanderslice ................................                   1,731                        *
                                                                     9,061    (T)

Directors and executive officers as a group ......                 248,275                      2.39%
                                                                 1,373,609    (O)
                                                                    69,103    (T)


*  Indicates less than 1%

(O) Shares covered by stock options exercisable on or within 60 days after January 31, 2000.

(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(1) The ownership information set forth is based in its entirety on material contained in a Schedule 13G, dated February 2000, filed with the SEC, which stated that the securities were not acquired for the purpose of changing or influencing the control of Grace.

(2) Joint filing with Miller Anderson & Sherrerd, LLP, 1 Tower Bridge Suite 1100, West Conshohocken, PA 19428, a wholly owned subsidiary of Morgan Stanley Dean Witter & Co.

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the SEC and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1999.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     On the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be the independent accountants of the Company and its consolidated subsidiaries for 2000. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law or the Company's By-laws, the Board is nevertheless doing so to determine the stockholders' views. If the selection is not ratified, the Board will reconsider its selection of independent accountants.

     PwC and its predecessors have acted as independent accountants of the Company and its consolidated subsidiaries since 1906. Its fees and expenses for the 1999 audit are expected to be approximately $1.9 million. In addition, during 1999 PwC performed special audits and reviews in connection with acquisitions and divestments, consulted with the Company on various matters and performed other services for the Company (including audits of the financial statements of certain employee benefit plans and certain units of the Company) for fees and expenses totaling approximately $3.2 million. A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he wishes to do so. Members of the Audit Committee are also expected to attend.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                      APPROVAL OF 2000 STOCK INCENTIVE PLAN

     The Company's 2000 Stock Incentive Plan ("2000 Plan") is designed to enable the Company to attract, motivate and retain key employees and directors, to link their incentives directly to the performance of the Common Stock, and to unite their interests with those of the stockholders. The 2000 Plan is administered by the Compensation Committee.

     Under the 2000 Plan, stock incentives may be granted to key employees and directors in the form of stock options, stock awards or a combination of the two, for such consideration and upon such other terms as the Compensation Committee may determine. The terms of the 2000 Plan as applied to employees are substantially similar to those of the Company's prior stock incentive plans. The 2000 Plan also provides for the issuance of stock options or shares of Common Stock to non-employee directors. The 2000 Plan, if approved by the Company's stockholders, would replace the 1998 Stock Plan for Nonemployee Directors.

STOCK OPTIONS

     The 2000 Plan permits the Company to grant to key employees and directors options to purchase Common Stock at a purchase price equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. The maximum term of an option is ten years and one month from the date of grant. The purchase price and any withholding tax that may be due on the exercise of an option may be paid in cash, in shares of Common Stock (subject to certain conditions), or a combination of the two. Each option is exercisable at the time or times determined by the Compensation Committee. In general, unless the Compensation Committee shall approve a longer period (not to exceed three years), an option granted to an employee terminates three months after the optionee ceases to be an employee, except that it terminates (1) immediately, if the employee resigns without the consent of the Compensation Committee (or the Board of Directors) or if his or her employment is terminated for cause, or (2) three years after death, incapacity or retirement.

     The 2000 Plan authorizes the grant of Incentive Stock Options ("ISOs"), which are accorded special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), as discussed below, as well as nonstatutory options.

     The 2000 Plan authorizes the Company, upon the request of the holder of an option, to cancel the option to the extent it is exercisable and either (1) pay the holder of the option cash equal to the excess, if any, of the fair market value of the shares covered by the option over their purchase price on the date of cancellation, (2) transfer to the holder Common Stock with a fair market value equal to such excess, or (3) pay such excess partly in cash and partly in Common Stock; this right to cancel an option is referred to as a "stock appreciation right" or "SAR."

     Under the 2000 Plan, an outstanding option may be amended by the Compensation Committee, provided that the holder of the option agrees to any amendment that would adversely affect the option and that the option as so amended is consistent with the 2000 Plan. The 2000 Plan specifically prohibits the surrender of an outstanding option in exchange for the grant of a new option with a lower purchase price or the repricing of the option to an exercise price below the price on the date of grant (other than in the case of adjustment for stock splits, recapitalizations and similar events).

     The foregoing outlines certain provisions of the 2000 Plan relating to stock options; documentation relating to individual stock options may contain other permitted terms.

STOCK AWARDS

     A stock award is an issuance of shares of Common Stock or an undertaking to issue such shares in the future (other than an option). Shares subject to a stock award are valued at not less than 100% of their fair market value on the date the award is granted, whether or not they are subject to restrictions. It is anticipated that stock awards to employees will in some cases be (1) made contingent upon the attainment of one or more specified performance objectives and/or (2) subject to restrictions on the sale or other disposition of the stock awards. Stock awards issued to nonemployee directors are made in payment of their retainer and/or Board meeting and committee meeting fees according to elections made by individual directors.

     The foregoing outlines certain features of stock awards required or permitted under the 2000 Plan; documentation relating to individual stock awards may contain other permitted terms.

LIMITATIONS

     Up to 8,000,000 shares of Common Stock (subject to adjustment for stock splits, recapitalizations and similar events) may be issued pursuant to stock incentives under the 2000 Plan. The market value of these shares based on the closing price of Common Stock on March 13, 2000 was $80 million. These shares of Common Stock would represent approximately 12% of the Common Stock outstanding at March 13, 2000. Currently, approximately 12.6 million shares are subject to outstanding options issued under existing stock incentive plans of the Company. Of these 12.6 million options, 5.8 million represent incremental options resulting from adjustments to preserve the economic benefit of options outstanding prior to the Packaging Transaction, and 4.9 million are held by former employees of the Company under the terms of retirement and termination programs of the Company.

     Shares not issued when a stock incentive terminates, and shares issued pursuant to stock incentives that are subsequently reacquired by the Company from the recipient or his/her estate, will again be available for grants under the 2000 Plan. Under the 2000 Plan, (1) stock options granted to any one person may not represent more than 15% of the total number of shares issuable pursuant to the 2000 Plan; (2) stock incentives granted to any one person may not represent more than 15% of such total number of shares; and (3) no more than 3% of such shares may be subject to stock awards that are neither contingent upon the attainment of performance objectives nor subject to restrictions on sale or other disposition. In addition, the 2000 Plan imposes certain limitations upon the grant of ISOs.

     Options are not assignable or transferable except as may be provided in the relevant option agreement and except by will or the laws of descent and distribution and, in the case of nonstatutory options, pursuant to a qualified domestic relations order (as defined in the Code).

CHANGE IN CONTROL PROVISIONS

     Upon a change in control of the Company (as defined in the 2000 Plan), all stock options will vest and become fully exercisable, and all stock awards will vest and become free of all restrictions. In addition, option holders will have the right, subject to certain restrictions, to elect, within the 60-day period following a change in control, to receive, in cancellation of their options, a cash payment equal to (1) the difference between the change in control price (as defined in the 2000 Plan) and the purchase price per share under their options times (2) the number of shares as to which they are exercising this right.

TAX TREATMENT OF STOCK INCENTIVES

     Under the present provisions of the Code, the federal income tax treatment of stock incentives under the 2000 Plan is as follows. Generally, holders are not taxed upon the receipt of options, but recognize ordinary income upon the exercise of nonstatutory stock options in an amount equal to the difference between the fair market value of the stock acquired and the purchase price paid for such stock. Holders of ISOs do not recognize ordinary income as a result of the exercise of such options if certain holding period requirements are met. In that case, the ISO holder will recognize capital gain upon disposition of the stock and the Company can take no deduction. The difference between the option price and the fair market value of the stock on the date of exercise of an ISO is generally treated as a minimum tax preference item. Holders of stock awards are generally taxed when stock is delivered and vested or when cash is paid pursuant to such awards whichever is earlier. The Company will generally be permitted a tax deduction equal to the amount of ordinary income recognized by the holder of a stock incentive at the time the holder recognizes such income. However, this deduction may be limited with respect to a stock incentive granted to an individual who is the chief executive officer or one of the four other most highly compensated executive officers of the Company in any year if the award fails to comply with the requirements for "qualified performance-based compensation" under the Section 162(m) of the Code. Under Section 162(m), compensation in excess of $1 million for each such individual may not be deducted unless certain exceptions apply such as the exception for performance-based compensation. Moreover, the acceleration of vesting of options and stock awards as a result of a change in control could result in "excess parachute payments," which could also reduce or eliminate the Company's deduction.

         The foregoing discussion is provided as general information only and is not intended to be and does not constitute specific tax advice. In addition, it does not address the impact of state and local taxes or securities laws restrictions.

         The Company has a right to withhold any sums required by federal, state or local tax laws with respect to the exercise of any option or SAR or the vesting of any stock award, or to require payment of such amounts before shares are delivered under a stock option or award.

ACCOUNTING TREATMENT OF STOCK INCENTIVES

     No expense is incurred when an option not containing an SAR is granted or exercised, so long as the purchase price equals or exceeds the quoted fair market value of the Common Stock on the date of grant. The Company's tax deduction described above in the case of nonstatutory options is reported as an adjustment to shareholders' equity. Stock awards result in compensation expense based on the quoted fair market value of the shares covered by the awards, the timing and recording of which depend on the terms of the individual award.

GENERAL

     Authorized but unissued shares of Common Stock, as well as shares held by the Company or a subsidiary, may be used for purposes of the 2000 Plan.

     The 2000 Plan permits certain variations from the terms described above in the case of grants of stock incentives to non-U.S. employees and the assumption of, or the grant of options in substitution for, options held by employees of acquired companies. The 2000 Plan may be amended or terminated by the Compensation Committee without stockholder approval, except as specified in the 2000 Plan, and except that no amendment or termination may adversely affect any stock incentive granted under the 2000 Plan without the consent of the holder. No preemptive rights are applicable to the shares covered by the 2000 Plan. Any cash proceeds received by the Company in connection with stock incentives granted under the 2000 Plan are expected to be used for general corporate purposes.

     It is not possible to state which key employees will be granted stock incentives under the 2000 Plan, or the value or number of shares subject to any particular stock incentive, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the profitability, growth and success of the Company. Stock incentives granted over the last two years under the 1998 Stock Incentive Plan averaged 3 million shares per year, and it is anticipated that between 2.5 million and 3 million stock incentives will be granted in the future under the 2000 Plan to key employees. At March 13, 2000, there were 7 executive officers and 453 other current and former employees holding options and/or shares under the Company's stock incentive plans.

     The 2000 Plan is being submitted for stockholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the 2000 Plan) approved by stockholders. If the 2000 Plan is not approved by the stockholders (see "Other Matters -- Votes Required"), the Company will reconsider the alternatives available with respect to stock incentives and other forms of long-term, performance-based compensation.

     Exhibit A to this Proxy Statement sets forth the text of the 2000 Plan, and the foregoing summary is qualified in its entirety by reference to the text of the 2000 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 PLAN.

                                  OTHER MATTERS

OTHER BUSINESS

     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretion to act in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

     The enclosed proxy covers the shares held of record by a stockholder at the close of business on March 13, 2000. In addition, the proxy covers shares held at that date in such stockholder's accounts under the Company's Dividend Reinvestment Plan and/or Savings Plan if such accounts carry the same federal tax identification number as the shares held of record.

     The proxy enables a stockholder to vote on the proposals covered by this Proxy Statement. The shares represented by each valid proxy received in a timely manner will be voted in accordance with the choices indicated on the proxy. Stockholders may also vote by using the toll-free number listed on the proxy card. The telephone voting procedure is designed to verify stockholders through use of a control number printed on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions. Whether voting by mail or telephone, a proxy may be revoked by written notice to the Company prior to the Annual Meeting, or at the Annual Meeting before it is voted or, if voting by telephone, a subsequent vote at a later time will supersede a prior vote.

     The Company has adopted a policy that all proxies, ballots and other voting materials that identify the votes of specific stockholders are to be kept permanently confidential, except as required by law. The policy provides that access to such materials is limited to the vote tabulators and the independent inspectors of voting, who must certify compliance with such policy.

VOTES REQUIRED

     Under the Company's By-laws, the election of directors requires the affirmative vote of a plurality of the votes cast on the election at the Annual Meeting, and the approval of the other matters to be voted on at the Annual Meeting requires the affirmative vote of a majority of the votes cast on each matter at the Annual Meeting.

     Under Delaware law and the Company's Certificate of Incorporation and By-laws, abstentions and votes withheld, as well as "broker non-votes," (1) are counted in determining the number of shares represented at the Annual Meeting, but are not voted for the election of directors (thereby having the effect of a vote withheld with respect to such election), and (2) are not voted or deemed cast for or against other proposals submitted to the stockholders (thereby having no effect on the vote with respect to such other proposals).

SOLICITATION PROCEDURES

Proxies will be solicited primarily by mail; however, employees of the Company may also solicit proxies in person or otherwise. In addition, the Company has retained D. F. King & Co., Inc. to solicit proxies by mail, telephone and/or otherwise and will pay such firm a fee estimated at $13,000, plus reasonable expenses, for these services. Certain holders of record (such as brokers, custodians and nominees) are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. The Company will pay all costs of the proxy solicitation, and will reimburse brokers and other persons for the expenses they incur in sending proxy materials to beneficial owners and compensate them for such services in accordance with the rules of the New York Stock Exchange.

PROPOSALS FOR 2001 ANNUAL MEETING

     Any stockholder wishing to submit a proposal for inclusion in the Proxy Statement for the 2001 Annual Meeting, pursuant to the stockholder proposal rules of the SEC, should submit the proposal in writing to Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. The Company must receive a proposal by November 29, 2000 in order to consider it for inclusion in the 2001 Proxy Statement.

     In addition, under the Company's By-laws any stockholder must notify the Company not earlier than February 9, 2001 and not later than March 11, 2001, and furnish certain information to the Company, in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communications relating to those By-law provisions should be directed to the Company's Secretary at the above address.

DIRECTIONS TO THE 2000 ANNUAL MEETING

     From I-95, take exit 38B and head west on Route 32. Take the Clarksville, Route 108, exit (Exit 20). At the end of the exit ramp, take a right turn onto Route 108. Then take the first right onto Signal Bell Lane. Parking for the Ten Oaks Ballroom will be immediately on your right.

                                                                       EXHIBIT A

                                W. R. GRACE & CO.

                            2000 STOCK INCENTIVE PLAN

     1. Purposes. The purposes of this Plan are (a) to enable Key Persons to have incentives related to Common Stock, (b) to encourage Key Persons to increase their interest in the growth and prosperity of the Company and to stimulate and sustain constructive and imaginative thinking by Key Persons, (c) to further the identity of interests of Key Persons with the interests of the Company's stockholders, and (d) to induce the service or continued service of Key Persons and to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of the most highly qualified individuals.

     2. Definitions. When used in this Plan, the following terms shall have the meanings set forth in this section 2.

     Board of Directors: The Board of Directors of the Company.

     cessation of service (or words of similar import): When a person ceases to be an employee of the Company or a Subsidiary, or ceases to serve as a Director, as appropriate. For purposes of this definition, if an entity that was a Subsidiary ceases to be a Subsidiary, persons who immediately thereafter remain employees of that entity (and are not employees of the Company or an entity that is a Subsidiary) shall be deemed to have ceased service.

     Change in Control: Shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding Common Stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of 20% or more of the outstanding Common Stock as the result of a sale of Common Stock by the Company that has been approved by the Board of Directors); (b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of any class of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company. "Continuing Director" means any member of the Board of Directors who was such a member on the date on which this Plan was approved by the Board of Directors and any successor to such a Continuing Director who is approved as a nominee or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

     Change in Control Price: The higher of (a) the highest reported sales price, regular way, as reported in The Wall Street Journal or another newspaper of general circulation, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option is exercised. To the extent that the consideration paid in any Corporate Transaction or other transaction described above consists in whole or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board of Directors.

     Code: The Internal Revenue Code of 1986, as amended.

     Committee: The Compensation Committee of the Board of Directors of the Company or any other committee designated by the Board of Directors to administer stock incentive and stock option plans of the Company and the Subsidiaries generally or this Plan specifically.

     Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of section 8.

     Company: W. R. Grace & Co., a Delaware corporation formerly named Grace Specialty Chemicals, Inc.

     Continuing Director: The meaning set forth in the definition of "Change in Control" above.

     Corporate Transaction: The meaning set forth in the definition of "Change in Control" above.

     Director: A member of the Board of Directors of the Company who is not an employee of the Company.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     Exercise Period: The meaning set forth in section 14(b) of this Plan.

     Fair Market Value: (a) The mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions on the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, for the next preceding date for which such sales were so reported, or
(b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method approved by the Committee.

     Incentive Stock Option: A stock option that states that it is an incentive stock option and that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder applicable to incentive stock options, as in effect from time to time.

     issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

     Key Person: Either (i) an employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries or (ii) a Director. The grant of a Stock Incentive to an employee shall be deemed a determination by the Committee that such person is a Key Person.

     Nonstatutory Stock Option: An Option that is not an Incentive Stock Option.

     Option: An option granted under this Plan to purchase shares of Common
Stock.

     Option Agreement: An agreement setting forth the terms of an Option.

     Plan: The 2000 Stock Incentive Plan of the Company herein set forth, as the same may from time to time be amended.

     service: Service to the Company or a Subsidiary as an employee or as a Director (as appropriate). "To serve" has a correlative meaning.

     Spread: The meaning set forth in section 14(b) of this Plan.

     Stock Award: An issuance of shares of Common Stock or an undertaking (other than an Option) to issue such shares in the future.

     Stock Incentive: A stock incentive granted under this Plan in one of the forms provided for in section 3.

     Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company, or any other entity designated as such by the Board of Directors; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) that is also a "subsidiary corporation" as defined in Section 424(f) of the Code and the regulations thereunder, as in effect from time to time.

     3. Grants of Stock Incentives. (a) Subject to the provisions of this Plan, the Committee may at any time and from time to time grant Stock Incentives under this Plan to, and only to, Key Persons.

     (b) The Committee may grant a Stock Incentive to be effective at a specified future date or upon the future occurrence of a specified event. For the purposes of this Plan, any such Stock Incentive shall be deemed granted on the date it becomes effective. An agreement or other commitment to grant a Stock Incentive that is to be effective in the future shall not be deemed the grant of a Stock Incentive until the date on which such Stock Incentive becomes effective.

     (c) A Stock Incentive may be granted in the form of:

         (i)   a Stock Award, or

         (ii)  an Option, or

         (iii) a combination of a Stock Award and an Option.

     4. Stock Subject to this Plan. (a) Subject to the provisions of paragraph
(c) of this section 4 and the provisions of section 8, the maximum number of shares of Common Stock that may be issued pursuant to Stock Incentives granted under this Plan shall not exceed Eight Million (8,000,000).

     (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.

     (c) If any shares of Common Stock subject to a Stock Incentive shall not be issued and shall cease to be issuable because of the termination, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance, be reacquired by the Company or a Subsidiary from the recipient of such Stock Incentive, or from the estate of such recipient, for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this section 4 and may again be made subject to Stock Incentives.

     (d) Of the total number of shares specified in paragraph (a) of this section 4 (subject to adjustment as specified therein), during the term of this Plan as defined in section 9, (i) no more than 15% may be subject to Options granted to any one Key Person and (ii) no more than 15% may be subject to Stock Incentives granted to any one Key Person.

     5. Stock Awards. Except as otherwise provided in section 12, Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

     (a) For purposes of this Plan, all shares of Common Stock subject to a Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares on the date such Stock Award is granted, regardless of whether or when such shares are issued pursuant to such Stock Award and whether or not such shares are subject to restrictions affecting their value.

     (b) Shares of Common Stock subject to a Stock Award may be issued to a Key Person at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time. In the event that any such issuance shall not be made at the time the Stock Award is granted, the Stock Award may provide for the payment to such Key Person, either in cash or shares of Common Stock, of amounts not exceeding the dividends that would have been payable to such Key Person in respect of the number of shares of Common Stock subject to such Stock Award (as adjusted under section 8) if such shares had been issued to such Key Person at the time such Stock Award was granted. Any Stock Award may provide that the value of any shares of Common Stock subject to such Stock Award may be paid in cash, on each date on which shares would otherwise have been issued, in an amount equal to the Fair Market Value on such date of the shares that would otherwise have been issued.

     (c) The material terms of each Stock Award shall be determined by the Committee. Each Stock Award shall be evidenced by a written instrument consistent with this Plan. It is intended that a Stock Award would be (i) made contingent upon the attainment of one or more specified performance objectives and/or (ii) subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of three or more years; provided, however, that (x) a Stock Award may include restrictions and limitations in addition to those provided for herein and (y) of the total number of shares specified in paragraph (a) of section 4 (subject to adjustment as specified therein), up to 3% may be subject to Stock Awards not subject to clause (i) or clause (ii) of this sentence.

     (d) A Stock Award shall be granted for such lawful consideration as may be provided for therein.

     6. Options. Except as otherwise provided in section 12, Stock Incentives in the form of Options shall be subject to the following provisions:

     (a) The purchase price per share of Common Stock shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; and such purchase price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the Option is granted (subject to section 8 hereof). The purchase price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement, (i) in shares of Common Stock (including shares issued pursuant to the Option being exercised and shares issued pursuant to a Stock Award granted subject to restrictions as provided for in paragraph (c) of section 5), or (ii) in a combination of cash and such shares; provided, however, that no shares of Common Stock delivered in payment of the purchase price may be "immature shares," as determined in accordance with generally accepted accounting principles in effect at the time. Any shares of Common Stock delivered to the Company in payment of the purchase price or withholding tax shall be valued at their Fair Market Value on the date of exercise. No certificate for shares of Common Stock shall be issued upon the exercise of an Option until the purchase price for such shares has been paid in full.

     (b) If so provided in the Option Agreement (but subject to paragraph (i) of this section 6), the Company shall, upon the request of the holder of the Option and at any time and from time to time, cancel all or a portion of the Option then subject to exercise and either (i) pay the holder an amount of money equal to the excess, if any, of the Fair Market Value, at such time or times, of the shares subject to the portion of the Option so canceled over the purchase price for such shares, or (ii) issue shares of Common Stock to the holder with a Fair Market Value, at such time or times, equal to such excess, or (iii) pay such excess by a combination of money and shares.

     (c) Each Option may be exercisable in full at the time of grant, or may become exercisable in one or more installments and at such time or times or upon the occurrence of such events, as may be specified in the Option Agreement, as determined by the Committee. Unless otherwise provided in the Option Agreement, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of such Option.

     (d) Each Option shall be exercisable during the life of the holder only by him and, after his death, only by his estate or by a person who acquires the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it shall not have been exercised or canceled, shall terminate as follows after the holder ceases to serve: (i) if the holder shall voluntarily cease to serve without the consent of the Committee or shall have his service terminated for cause, the Option shall terminate immediately upon cessation of service; (ii) if the holder shall cease to serve by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, the Option shall terminate three years after the date on which he ceased to serve; and (iii) except as provided in the next sentence, in all other cases the Option shall terminate three months after the date on which the holder ceased to serve unless the Committee shall approve a longer period (which approval may be given before or after cessation of service) not to exceed three years. If the holder shall die or become incapacitated during the three-month period (or such longer period as the Committee may approve) referred to in the preceding clause (iii), the Option shall terminate three years after the date on which he ceased to serve. A leave of absence for military or governmental service or other purposes shall not, if approved by the Committee (which approval may be given before or after the leave of absence commences), be deemed a cessation of service within the meaning of this paragraph (d). Notwithstanding the foregoing provisions of this paragraph
(d) or any other provision of this Plan, no Option shall be exercisable after expiration of a period of ten years and one month from the date the Option is granted. Where a Nonstatutory Option is granted for a term of less than ten years and one month, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than ten years and one month from the date the Option was granted. Such an extension shall not be deemed the grant of a new Option under this Plan.

     (e) No Option nor any right thereunder may be assigned or transferred except by will or the laws of descent and distribution and except, in the case of a Nonstatutory Option, pursuant to a qualified domestic relations order (as defined in the Code), unless otherwise provided in the Option Agreement.

     (f) An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock that may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided, however, that (i) no Incentive Stock Option may be granted more than ten years after the effective date of this Plan, as provided in section 9; and (ii) the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares subject to each installment becoming exercisable for the first time in any calendar year under Incentive Stock Options granted on or after January 1, 1987 (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) to the Key Person to whom such Incentive Stock Option is granted shall not exceed $100,000.

     (g) The material terms of each Option shall be determined by the Committee. Each Option shall be evidenced by a written instrument consistent with this Plan, and shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Option. An Option may include restrictions and limitations in addition to those provided for in this Plan.

     (h) Options shall be granted for such lawful consideration as may be provided for in the Option Agreement.

     (i) Subject to section 8 hereof, no transaction or series of transactions shall have the effect of exchanging all or any portion of any Option granted under this Plan (a "Previously Granted Option") for, or replacing all or any portion of any Previously Granted Option with, a new Option, where the purchase price per share of Common Stock under the new Option is less than such purchase price applicable under the Previously Granted Option.

     7. Combination of Stock Awards and Options. (a) Stock Incentives authorized by paragraph (c)(iii) of section 3 in the form of combinations of Stock Awards and Options shall be subject to the following provisions: (a) A Stock Incentive may be a combination of any form of Stock Award and any form of Option; provided, however, that the terms and conditions of such Stock Incentive pertaining to a Stock Award are consistent with section 5 and the terms and conditions of such Stock Incentive pertaining to an Option are consistent with section 6.

     (b) Such combination Stock Incentive shall be subject to such other terms and conditions as may be specified therein, including without limitation a provision terminating in whole or in part a portion thereof upon the exercise in whole or in part of another portion thereof.

     (c) The material terms of each combination Stock Incentive shall be determined by the Committee. Each combination Stock Incentive shall be evidenced by a written instrument consistent with this Plan.

     8. Adjustment Provisions. (a) In the event that any reclassification, split-up (whether by a dividend payable in Common Stock or otherwise) or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

     (b) In the event that there shall occur any spin-off or other distribution of assets of the Company to its shareholders (including without limitation an extraordinary dividend), (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

     9. Term. This Plan shall be deemed adopted and shall become effective on the date it is approved and adopted by the shareholders of the Company.

     10. Administration. (a) This Plan shall be administered by the Committee, which shall have full authority to act in the matter of selection of Key Persons and in granting Stock Incentives to them and such other authority as is granted to the Committee by this Plan. Notwithstanding any other provision of this Plan, the Board of Directors may exercise any and all powers of the Committee with respect to this Plan, except to the extent that the possession or exercise of any power by the Board of Directors would cause any Stock Incentive to become subject to, or to lose an exemption from, Section 162(m) of the Code or Section 16(b) of the Exchange Act.

     (b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to be granted Stock Incentives under this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its shareholders and its directors, officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

     (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties, except as otherwise provided by applicable law.

     11. General Provisions. (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the service of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the service of any person with or without cause.

     (b) No shares of Common Stock shall be issued pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

     (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued to him.

     (d) In the case of a grant of a Stock Incentive to a Key Person who is employed by a Subsidiary, such grant may provide for the issuance of the shares covered by the Stock Incentive to the Subsidiary, for such consideration as may be provided, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Person in accordance with the terms of the Stock Incentive.

     (e) In the event the laws of a country in which the Company or a Subsidiary has employees prescribe certain requirements for Stock Incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Committee, may, for the benefit of such employees, amend, in whole or in part, this Plan and may include in such amendment additional provisions for the purposes of qualifying the amended plan and Stock Incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a Stock Incentive granted under such amended plan may not be more favorable to the recipient than would be permitted if such Stock Incentive had been granted under this Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such amended plan shall be subject to the limitations of section 4, and (iii) the provisions of the amended plan may restrict but may not extend or amplify the provisions of sections 9 and 13.

     (f) The Company or a Subsidiary may make such provisions as either may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines is required to be withheld in connection with any Stock Incentive.

     (g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors, officers or employees generally, or to any class or group of such persons, that the Company or any Subsidiary now has or may hereafter put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

     12. Acquisitions. If the Company or any Subsidiary should merge or consolidate with, or purchase stock or assets or otherwise acquire the whole or part of the business of, another entity, the Company, upon the approval of the Committee, (a) may assume, in whole or in part and with or without modifications or conditions, any stock incentives granted by the acquired entity to its directors, officers, employees or consultants in their capacities as such, or
(b) may grant new Stock Incentives in substitution therefor. Any such assumed or substitute Stock Incentives may contain terms and conditions inconsistent with the provisions of this Plan (including the limitations set forth in paragraph
(d) of section 4), including additional benefits for the recipient; provided, however, that if such assumed or substitute Stock Incentives are Incentive Stock Options, such terms and conditions are permitted under the plan of the acquired entity. For the purposes of any applicable plan provision involving time or a date, a substitute Stock Incentive shall be deemed granted as of the date of grant of the original stock incentive.

     13. Amendments and Termination. (a) This Plan may be amended or terminated by the Board of Directors upon the recommendation of the Committee; provided, however, that, without the approval of the stockholders of the Company, no amendment shall be made which (i) causes this Plan to cease to comply with applicable law, (ii) permits any person who is not a Key Person to be granted a Stock Incentive (except as otherwise provided in section 12), (iii) amends the provisions of paragraph (d) of section 4, paragraph (a) of section 5 or paragraph (a) or paragraph (f) of section 6 to permit shares to be valued at, or to have a purchase price of, respectively, less than the percentage of Fair Market Value specified therein, (iv) amends section 9 to extend the date set forth therein, or (v) amends this section 13.

     (b) No amendment or termination of this Plan shall adversely affect any Stock Incentive theretofore granted, and no amendment of any Stock Incentive granted pursuant to this Plan shall adversely affect such Stock Incentive, without the consent of the holder thereof.

     14. Change in Control Provisions. (a) Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control:

         (i) Any Options outstanding as of the date on which such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; and

         (ii) All restrictions and deferral limitations applicable to Stock Incentives shall lapse, and Stock Incentives shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     (b) Notwithstanding any other provision of this Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, the holder of an Option shall have the right, in lieu of the payment of the purchase price for the shares of Common Stock being purchased under the Option, by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days after such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the purchase price per share of Common Stock under the Option (the "Spread") multiplied by the number of shares of Common Stock subject to the Option as to which the right subject to this Section 14(b) shall have been exercised.

     (c) Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan to receive cash in respect of a Stock Incentive would make a Change in Control transaction ineligible for pooling-of-interests accounting that, but for the nature of such grant, would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for such cash Common Stock with a Fair Market Value equal to the amount of such cash.

Please mark your votes as indicated in this example [X]

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors    FOR    Withhold             WITHHOLD
   For the nominees                authority to vote
   listed below (except     [ ]    for the nominees       [ ]
   as marked to the                listed below
   contrary below)

2. Selection of                        FOR       AGAINST     ABSTAIN
   PricewaterhouseCoopers LLP as
   independent accountants             [ ]         [ ]         [ ]

3. Approval of 2000 Stock
   Incentive Plan                      [ ]         [ ]         [ ]


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

Nominees: 01 JOHN F. AKERS            02 JOHN J. MURPHY
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IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE NOMINEES LISTED
ABOVE, AND FOR PROPOSALS 2 AND 3
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Please let us know whether you plan to attend the Annual Meeting.

[ ] Yes, I plan to attend the Annual Meeting.


Date                    Signature                    Signature
    --------------------          -------------------         ------------------

Please sign exactly as name appears above. When signing on behalf of a corporation estate, trust or another stockholder, please give that party's full name and state your full title or capacity or otherwise indicate that you are authorized to sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                                VOTING BY PHONE

        CALL TOLL-FREE 1-800-840-1208 ON A TOUCH TONE TELEPHONE 24 HOURS
                             A DAY - 7 DAYS A WEEK

     THERE IS NO CHARGE TO YOU FOR THIS CALL. HAVE YOUR PROSY CARD IN HAND.

        YOU WILL BE ASKED TO ENTER A CONTROL NUMBER, WHICH IS LOCATED IN
              THE BOX IN THE LOWER RIGHT HAND CORNER OF THIS FORM.


--------------------------------------------------------------------------------
OPTION 1:  To vote the Board of Directors recommends on ALL proposals, press 1
--------------------------------------------------------------------------------

            WHEN ASKED, PLEASE CONFIRM YOUR SELECTION BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION 2:  If you choose to vote on each proposal separately, press 0, You will hear these instructions:
--------------------------------------------------------------------------------

Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 3 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

            WHEN ASKED, PLEASE CONFIRM YOUR SELECTION BY PRESSING 1.

 NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your proxy card.

                             THANK YOU FOR VOTING.

GRACE PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF W. R. GRACE & CO., TO BE HELD AT 10:00A.M. ON WEDNESDAY, MAY 10, 2000, AT THE TEN OAKS BALLROOM, 5000 SIGNAL BELL LANE, CLARKSVILLE, MARYLAND.

The undersigned hereby appoints Robert M. Tarola and Mark A. Shelnitz as agents to act and vote on behalf of the undersigned at the Grace Annual Meeting of Stockholders to be held on May 10, 2000, and any adjournments. As more fully described in the Proxy Statement for the meeting, such agents (or their substitutes) are directed to vote as indicated here and are authorized to vote in their discretion upon any other business that properly comes before the meeting.

YOUR VOTE IS IMPORTANT.
Please vote promptly. You have three voting options: (1) vote in person at the Annual Meeting of Stockholders; (2) vote by phone by calling 800-840-1208 (see instructions on the reverse side); or (3) date, sign and return this card in the postage-paid envelope provided.

SHAREHOLDERS QUESTIONS/COMMENTS:
                                ------------------------------------------------

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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE